Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of F5 Networks, Inc. of our report dated April 26, 2019 relating to the consolidated financial statements of Nginx, Inc. as of and for the years ended December 31, 2018 and 2017, included in the Current Report on Form 8-K/A of F5 Networks, Inc. filed July 24, 2019.
/s/ Armanino LLP
San Jose, California
August 1, 2019